Filed pursuant to Rule 424(b)(3)
Registration No. 333-133180

PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated October 23, 2007)

6,700,900 Shares

AeroGrow International, Inc.

Common Stock
___________________________

This prospectus supplement no. 1 supplements and amends the prospectus dated October 23, 2007, relating to the resale by selling stockholders of up to 6,700,900 shares of common stock of AeroGrow International, Inc. (the “Company,” “we,” or “our”).  This prospectus supplement should be read in conjunction with the prospectus dated October 23, 2007 (the “prospectus”), which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.
___________________________

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 2 of the prospectus.
___________________________

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
___________________________

The table under the caption “Selling Securityholders” beginning on page 9 of the prospectus is hereby supplemented by adding to it the information regarding certain selling security holders set forth in the table entitled “Additional Selling Securityholders” below to reflect transfers of warrants by certain selling security holders and to add the transferees as selling security holders.

We prepared this table based on information supplied to us by the selling security holders named in the table below on or prior to January 1, 2008.  Information about the selling security holders may change over time.

We have assumed for purposes of the tables below that the selling security holders will sell all of the common stock issuable upon exercise of the warrants pursuant to this prospectus supplement no. 1 and the prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned by such selling security holders.

Except as set forth below, none of the selling security holders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The selling security holders identified below may have sold, transferred, or otherwise disposed of all or a portion of their warrants since the date on which they provided the information regarding their warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

	Beneficial Ownership of Common Stock Before Offering		Maximum Number of Shares to	Beneficial Ownership of Common Stock After Offering
Name of Selling Securityholder	Number	Percentage(1)	be Sold	Number	Percentage(1)
New Finance Assets Limited	30,000	*	30,000	--	--
SJ Asset Management Sdn Bhd	10,000	*	10,000	--	--
Robert & Laura Hill Revocable Trust	35,000	*	35,000	--	--
Charles Craig Lathrop & Deborah Prudden Lathrop JTTEN	4,000	*	4,000	--	--
Allison L. Warren	4,000	*	4,000	--	--

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)
Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, based on 12,030,281 shares outstanding as of January 1, 2008.  In calculating these percentages for each securityholder, we also treated as outstanding that number of shares of common stock issuable upon exercise of the warrants held by such securityholder.  However, we did not assume the exercise of any other securityholder’s warrants or options.  Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of our common stock following the sale of securities in the offering.

This prospectus supplement is dated January 14, 2008.